Exhibit 99.1

News Release

Contact:	Sean O’Connor	Teri Charest
	Investor Relations	Media Relations
	(612) 303-0778	(612) 303-0732

SCOTT W. WINE JOINS U.S. BANCORP BOARD OF DIRECTORS

MINNEAPOLIS (June 17, 2014) - U.S. Bancorp (NYSE: USB) announced today that its Board of Directors has elected Scott W. Wine as a director of the company effective as of July 14, 2014. Wine, 47, is the Chairman and Chief Executive Officer of Polaris Industries Inc., a worldwide manufacturer and marketer of innovative high-performance motorized products based in the Minneapolis suburb of Medina. Wine joined Polaris in 2008 as Chief Executive Officer. Prior to that time, he served as President of Fire Safety Americas, a division of United Technologies Corporation.

“We are delighted that Scott will be bringing his extensive experience and insight to our board,” said Richard K Davis, chairman, president and chief executive officer of U.S. Bancorp. “He is a talented and recognized leader, and will provide valuable contributions and guidance in the years ahead.”

Minneapolis-based U.S. Bancorp, with $371 billion in assets as of March 31, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The company operates 3,083 banking offices in 25 states and 4,878 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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